Exhibit 99.1

News Release
22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contact:

Media:  Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2008 Financial Results

CHICAGO, Feb. 19, 2009—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2008 financial results. The company reported consolidated revenue of $119.3 million in the fourth quarter of 2008, a 1.0% increase from revenue of $118.1 million in the fourth quarter of 2007. Consolidated operating income was $28.7 million in the fourth quarter of 2008, a decrease of 13.9% compared with $33.3 million in the same period a year ago. Morningstar’s net income was $19.3 million in the fourth quarter of 2008, or 39 cents per diluted share, compared with $20.0 million, or 41 cents per diluted share, in the fourth quarter of 2007. Morningstar’s fourth-quarter results included $6.4 million in revenue from acquisitions completed in 2008.

Excluding acquisitions and the impact of foreign currency translations, Morningstar’s revenue declined approximately 1.3% in the fourth quarter of 2008, compared with the prior-year period. Foreign currency translations had a negative impact of $3.8 million in the quarter. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2008, revenue increased 15.5% to $502.5 million, compared with $435.1 million in 2007. Consolidated operating income increased 18.6% to $139.1 million in 2008. Net income was $92.5 million, or $1.88 per diluted share, in 2008, compared with $73.9 million, or $1.53 per diluted share, in 2007. Revenue for the full year included $27.1 million from acquisitions.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a good year overall, but our revenue growth slowed significantly in the fourth quarter. About 13% of our revenue is tied to asset-based fees, so the severe market downturn had a negative impact. Because many of our clients have been cutting back on spending, new business and renewals in other parts of the company also suffered in the latter part of the year.”

He added, “Looking at our results for the full year, our revenue grew to more than $502 million in 2008, and operating income rose 18.6% to $139 million. We generated free cash flow of $104 million, and maintained a healthy balance sheet with nearly $300 million in cash and investments and no bank debt. However, our organic revenue growth decelerated during the year and dipped below zero in the fourth quarter, largely because of lower revenue from our Investment Consulting business.

“Because the current economic environment is so uncertain, we’ve taken steps to reduce our cost structure in 2009—mainly by reducing employee benefit costs and bonus expense. We’re continuing to invest in our business, though, and believe we’ll be well-positioned when conditions improve.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2008:

Accomplishments

•                  We completed six acquisitions, four of which were outside the United States. We invested $105.4 million for these acquisitions, which represent approximately $40 million in annualized revenue.

•                  We continued to invest in our global investment databases, with significantly improved stock data coverage as well as new mutual fund databases in several markets outside the United States. We also expanded our business to include global real-time price data from UK-based Tenfore Systems Limited, a strategic acquisition. We now provide data on more than 300,000 investments, up from about 265,000 a year ago.

•                  We made numerous enhancements to our major product platforms, including a new home page and site relaunch for Morningstar.com; a new ETF module for Principia; a new Alternative Investment Edition for Morningstar Direct; and several new managed portfolios through Morningstar Investment Services. Total licenses for Morningstar Direct and Morningstar Advisor Workstation grew 33% and 8%, respectively, compared with the prior year.

•                  Our Ibbotson Associates unit entered into 14 new funds-of-funds relationships across a variety of client types and strategies, which will help support future growth.

•                  We created a new organizational structure, effective Jan. 1, 2009, that will help us further globalize our operations and better align the business with our key growth strategies. We issued a separate press release today that contains more information about the new structure and changes to our operating segments.

•                  International revenue rose 35% to $121.4 million and represented 24.2% of consolidated revenue in 2008—3.6 percentage points more than in 2007.

Challenges

•                  The market downturn has been severe and has hit many of our clients in the financial services industry hard. Because of the difficult economic environment, we’ve also experienced slower growth in new business, increased pressure on renewal spending, and cutbacks on Internet advertising. This challenging environment has persisted into the first quarter of 2009.

•                  We’ve seen a sharp drop in asset-based fees because of the global market downturn, mainly in our Investment Consulting business. In addition, during 2008, one of our Investment Consulting clients informed us that it was not planning to renew its contract. As a result, assets under advisement for Morningstar Associates declined more than the market for the year. Also, in the first quarter of 2009, we did not reach an agreement on renewal terms with another consulting client. Combined, these contracts represented about $17 million of revenue in 2008.

•                  The independent equity research we’re providing to six banks under the terms of the Global Analyst Research Settlement made up about 4% of our consolidated revenue in 2008. After the settlement period expires in July 2009, these banks will no longer be required to provide independent investment research to their clients. We don’t know how much of this business we’ll retain after the settlement period expires, and we expect this research revenue to decline significantly.

Key Business Drivers

Revenue:  In the fourth quarter of 2008, revenue in the Institutional segment grew 0.8% to $65.1 million compared with the fourth quarter of 2007; approximately $5.4 million of this revenue came from acquisitions. Revenue in the Advisor segment increased 1.4% to $30.6 million, with $0.6 million of the revenue coming from acquisitions. Revenue in the Individual segment rose 0.4% to $25.5 million, with $0.4 million of the revenue coming from acquisitions.

Compared with the third quarter of 2008, fourth-quarter organic revenue declined $3.9 million, or 3.2%, mainly because of lower revenue from Investment Consulting.

Revenue from international operations was $27.9 million in the fourth quarter of 2008, a 6.8% increase from the same period a year ago. International revenue included $3.9 million from acquisitions. Foreign currency translations had a negative impact of $3.8 million on international revenue in the fourth quarter. Excluding the impact of acquisitions and foreign currency translations, international revenue grew approximately 6.2% in the fourth quarter of 2008.

For the full year, international revenue rose 35.4%, with about 60% of the increase coming from acquisitions. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

In 2008, Morningstar’s five largest products by revenue were Licensed DataSM, Investment Consulting, Morningstar® Advisor WorkstationSM, Morningstar.com®, and Principia®.

Operating Income:  Consolidated operating income was $28.7 million in the fourth quarter of 2008, a decrease of 13.9% from the same period in 2007. Operating expense rose $5.8 million, or 6.8%, in the fourth quarter of 2008.

Compensation-related expense, excluding bonuses, increased $3.5 million, mainly because of higher worldwide headcount. Bonus expense decreased $2.9 million in the quarter, primarily because operating income grew at a lower rate in 2008 compared with the previous year. Worldwide headcount grew to approximately 2,375 employees as of Dec. 31, 2008, compared with 1,720 as of Dec. 31, 2007, with approximately 340 employees added from acquisitions. Higher lease expense for the company’s new corporate headquarters and other global offices also added to operating expense in the quarter. Amortization expense rose $1.3 million to $4.6 million because of recent acquisitions, but lower company-wide general and administrative expense partially offset this cost.

The company’s operating margin was 24.1% in the fourth quarter of 2008, compared with 28.2% in the same period in 2007. For the full year, operating margin was 27.7%, compared with 26.9% in 2007. To better align the company’s operating expense with revenue in this challenging business environment, Morningstar has taken a number of steps to reduce costs. While cost reductions began in 2008, the largest cutbacks were effective Jan. 1, 2009. Morningstar is changing its bonus plan in 2009 to reduce bonus expense, which is its single largest discretionary cost. The company also suspended matching contributions to its 401(k) program in the United States, suspended salary increases, and postponed most new hiring. The company is also cutting expenses in other areas such as travel. In addition, a portion of lease costs recorded in 2008 will not recur because the company will no longer incur lease costs for both its new and former corporate headquarters in Chicago.

Effective Tax Rate:  The company’s effective tax rate in the fourth quarter of 2008 was 33.3%, a decrease of 9.1 percentage points compared with the prior-year period. For the year, Morningstar’s effective tax rate was 35.9%, a decrease of 5.0 percentage points compared with 2007. The decrease in the 2008 fourth- quarter and year-to-date periods reflects the favorable, but variable, benefit from incentive stock-option transactions and a decrease in the company’s U.S. state tax rate following a 2007 change in state tax law. These reductions were partially offset by an increase in liabilities for certain tax positions in the company’s U.S. and non-U.S. operations.

Free Cash Flow:  Morningstar generated free cash flow of $34.9 million in the fourth quarter of 2008, reflecting cash provided by operating activities of $54.1 million and capital expenditures of $19.2 million. Free cash flow decreased by $2.6 million, compared with the prior-year period, mainly because of $17.2 million in additional capital expenditures offset by a $14.6 million increase in cash from operations. For the year ended Dec. 31, 2008, Morningstar generated free cash flow of $103.9 million, reflecting cash provided by operating activities of $152.4 million and capital expenditures of $48.5 million. Free cash flow for the full year increased $2.9 million compared with 2007 because of a $40.1 million increase in cash from operations, which was offset by a $37.2 million increase in capital expenditures.

Cash provided by operating activities rose in 2008 compared with 2007, partly because of the lower impact of excess tax benefits primarily related to stock option exercises. Excess tax benefits have a positive impact on cash provided by financing activities with an equal, but offsetting, impact on cash from operations. Excess tax benefits declined $15.7 million in the quarter and $6.9 million in the year reflecting lower average stock prices on the exercise dates. The year-over-year increase in cash provided by operating activities also benefited from tenant improvement allowances, which rose $4.6 million in the quarter and $15.9 million in the year.

Capital expenditures increased $17.2 million for the quarter and $37.2 million for the year mainly because of spending for office space build-outs in several locations. Capital expenditures were significantly higher in 2008 than in previous years mainly because of Morningstar’s new corporate headquarters.

Free cash flow is a non-GAAP measure; the accompanying financial tables include a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2008, Morningstar had cash, cash equivalents, and investments of $297.6 million, compared with $258.6 million as of Dec. 31, 2007. During the first quarter of 2009, Morningstar expects to make annual bonus payments of approximately $60 million, which includes $50 million in 2008 bonus expense plus $10 million in deferred payments from the previous year. During 2009, the company anticipates making capital expenditures of $15 million primarily for leasehold improvements and computer equipment.

Business Segment Performance

Institutional Segment:  The largest products and services in this segment based on revenue are Licensed DataSM, Investment Consulting, Morningstar DirectSM, and Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ).

•                  Revenue was $65.1 million in the fourth quarter of 2008, a slight increase compared with $64.6 million in the fourth quarter of 2007.

•                  Acquisitions contributed revenue of $5.4 million to the Institutional segment in the fourth quarter. Excluding acquisitions, Institutional segment revenue declined approximately 7.6% in the fourth quarter of 2008.

•                  Investment Consulting revenue declines offset growth in other Institutional products. The company provided advisory services on approximately $66.2 billion in assets, including $29.6 billion from Morningstar Associates and $36.6 billion from Ibbotson Associates, as of Dec. 31, 2008, compared with approximately $97.5 billion as of Dec. 31, 2007. During 2008, the U.S. stock market fell about 37% and Morningstar’s total assets under advisement fell 32%. Since Sept. 30, 2008, the company’s assets under advisement have declined 22%.

•                  Morningstar Direct and Licensed Data both had significant revenue increases for the year. Morningstar Direct licenses grew to 2,961 as of Dec. 31, 2008, a 32.8% increase over the prior year.

•                  Operating income was $18.4 million in the fourth quarter of 2008, compared with $23.2 million in the same period in 2007. Operating expense in this segment increased $5.3 million, or 12.8%, almost entirely because of additional costs from acquisitions.

•                  Operating margin was 28.3% in the fourth quarter of 2008, compared with 35.9% in the prior-year period. About one-third of the margin decrease came from acquisitions. The remaining margin decrease was the result of revenue declining at a faster rate than operating expense. This business segment has high fixed costs that tend to increase or decrease at a slower rate than revenue.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $30.6 million in the fourth quarter of 2008, a 1.4% increase from $30.2 million in the same period in 2007.

•                  Acquisitions contributed revenue of $0.6 million to the Advisor segment in the fourth quarter. Excluding acquisitions, Advisor segment revenue declined approximately 1%.

•                  Morningstar Advisor Workstation revenue continued to grow, but growth was offset by declines in Managed Portfolios and Principia. Total licenses for Morningstar Advisor Workstation grew to 190,267 as of Dec. 31, 2008, an 8.3% increase compared with the prior year.

•                  The number of Principia subscriptions declined to 43,019 as of Dec. 31, 2008, compared with 48,900 as of Dec. 31, 2007.

•                  Operating income was $8.5 million in the fourth quarter of 2008, an increase of 4.4% compared with the fourth quarter of 2007. Operating expense in the segment increased $0.1 million, or 0.3%.

•                  Operating margin was 27.6% in the fourth quarter of 2008, compared with 26.8% in the prior-year period.

Individual Segment:  The largest product in this segment based on revenue is Morningstar.com®, the company’s Web site for individual investors. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $25.5 million in the fourth quarter of 2008, compared with $25.4 million in the fourth quarter of 2007.

•                  Acquisitions contributed revenue of $0.4 million to the Individual segment in the fourth quarter. Excluding acquisitions, Individual segment revenue declined approximately 1%.

•                  Morningstar Equity Research and Morningstar.com revenue grew slightly in the quarter, but this growth was offset by a decline in newsletter revenue. Morningstar Equity Research primarily includes revenue related to the Global Analyst Research Settlement. Morningstar.com Premium subscriptions declined to 177,518 as of Dec. 31, 2008, compared with 180,366 as of Dec. 31, 2007, because weak market conditions affected subscriber growth and new trials.

•                  Operating income was $6.7 million in the fourth quarter of 2008, a 16.7% increase compared with the prior-year period. Operating expense in the segment decreased $0.9 million, or 4.3%.

•                  Operating margin was 26.3% in the fourth quarter of 2008, compared with 22.7% in the fourth quarter of 2007.

Investor Communication:  Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington Street
Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 19, 2009, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please send an e-mail to investors@morningstar.com.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 300,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 19 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

###

©2009 Morningstar, Inc.  All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in thousands, except per share amounts)	2008	2007	change		2008	2007	change

Revenue	$119,271	$118,116	1.0%		$502,457	$435,107	15.5%
Operating expense(1):
Cost of goods sold	31,155	30,228	3.1%		130,085	113,777	14.3%
Development	10,153	8,917	13.9%		40,340	35,116	14.9%
Sales and marketing	19,104	18,503	3.2%		81,651	68,835	18.6%
General and administrative	22,874	21,718	5.3%		85,266	78,868	8.1%
Depreciation and amortization	7,297	5,414	34.8%		25,996	21,257	22.3%
Total operating expense	90,583	84,780	6.8%		363,338	317,853	14.3%
Operating income	28,688	33,336	(13.9%	)	139,119	117,254	18.6%
Operating margin	24.1%	28.2%	(4.1) pp		27.7%	26.9%	0.8 pp

Non-operating income (expense):
Interest income, net	1,219	2,136	(42.9%	)	5,687	7,134	(20.3%	)
Other expense, net	(1,257)	(1,008)	24.7%		(1,832)	(905)	102.4%
Non-operating income (expense), net	(38)	1,128	(103.4%	)	3,855	6,229	(38.1%	)

Income before income taxes and equity in net income of unconsolidated entities	28,650	34,464	(16.9%	)	142,974	123,483	15.8%
Income tax expense	9,636	14,739	(34.6%	)	51,763	51,255	1.0%
Equity in net income of unconsolidated entities	256	285	(10.2%	)	1,321	1,694	(22.0%	)
Net income	$19,270	$20,010	(3.7%	)	$92,532	$73,922	25.2%
Net income per share:
Basic	$0.41	$0.45	(8.9%	)	$2.01	$1.71	17.5%
Diluted	$0.39	$0.41	(4.9%	)	$1.88	$1.53	22.9%
Weighted average common shares outstanding:
Basic	46,902	44,188			46,139	43,216
Diluted	49,124	48,757			49,213	48,165

	Three months ended December 31				Year ended December 31
	2008	2007			2008	2007
(1) Includes stock-based compensation expense of:
Cost of goods sold	$547	$447			$2,058	$1,706
Development	355	330			1,402	1,256
Sales and marketing	359	359			1,449	1,397
General and administrative	1,489	1,708			6,372	6,619
Total stock-based compensation expense	$2,750	$2,844			$11,281	$10,978

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31			Year ended December 31
	2008	2007	change	2008	2007	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	26.1%	25.6%	0.5 pp	25.9%	26.1%	(0.2) pp
Development	8.5%	7.5%	1.0 pp	8.0%	8.1%	(0.1) pp
Sales and marketing	16.0%	15.7%	0.3 pp	16.3%	15.8%	0.5 pp
General and administrative	19.2%	18.4%	0.8 pp	17.0%	18.1%	(1.1) pp
Depreciation and amortization	6.1%	4.6%	1.5 pp	5.2%	4.9%	0.3 pp
Total operating expense(2)	75.9%	71.8%	4.1 pp	72.3%	73.1%	(0.8) pp
Operating margin	24.1%	28.2%	(4.1) pp	27.7%	26.9%	0.8 pp

	Three months ended December 31			Year ended December 31
	2008	2007	change	2008	2007	change

(1) Includes stock-based compensation expense of:
Cost of goods sold	0.5%	0.4%	0.1 pp	0.4%	0.4%	—
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.2%	1.4%	(0.2) pp	1.3%	1.5%	(0.2) pp
Total stock-based compensation expense(2)	2.3%	2.4%	(0.1) pp	2.2%	2.5%	(0.3) pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2008	2007	2008	2007

Operating activities
Net income	$19,270	$20,010	$92,532	$73,922
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,297	5,414	25,996	21,257
Deferred income tax expense (benefit)	7,959	(1,484)	9,241	(1,048)
Stock-based compensation expense	2,750	2,844	11,281	10,978
Equity in net income of unconsolidated entities	(256)	(285)	(1,321)	(1,694)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(1,488)	(17,153)	(23,531)	(30,428)
Other, net	1,785	(360)	1,366	(472)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(479)	(4,745)	(658)	(11,723)
Other assets	5,033	(3,395)	1,573	(3,536)
Accounts payable and accrued liabilities	1,580	(60)	3,008	638
Accrued compensation	12,188	21,881	(2,333)	23,118
Deferred revenue	40	5,529	(1,595)	8,401
Income taxes payable	(5,029)	11,463	22,078	25,229
Deferred rent	4,947	338	16,346	380
Other liabilities	(1,515)	(505)	(1,537)	(2,654)
Cash provided by operating activities	54,082	39,492	152,446	112,368
Investing activities
Purchases of investments	(62,256)	(69,472)	(134,117)	(159,693)
Proceeds from sale of investments	13,379	77,349	109,172	128,713
Capital expenditures	(19,229)	(1,992)	(48,519)	(11,346)
Acquisitions, net of cash acquired	(49,429)	(193)	(105,410)	(60,508)
Other, net	(250)	(1)	(250)	(4)
Cash provided by (used for) investing activities	(117,785)	5,691	(179,124)	(102,838)
Financing activities
Proceeds from stock option exercises	6,146	10,461	23,428	22,037
Excess tax benefits from stock option exercises and vesting of restricted stock units	1,488	17,153	23,531	30,428
Other, net	674	—	671	—
Cash provided by financing activities	8,308	27,614	47,630	52,465
Effect of exchange rate changes on cash and cash equivalents	(4,329)	361	(6,637)	1,441
Net increase (decrease) in cash and cash equivalents	(59,724)	73,158	14,315	63,436
Cash and cash equivalents — Beginning of period	233,615	86,418	159,576	96,140
Cash and cash equivalents — End of period	$173,891	$159,576	$173,891	$159,576

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2008	2007	2008	2007
Cash provided by operating activities	$54,082	$39,492	$152,446	$112,368
Less: Capital expenditures	(19,229)	(1,992)	(48,519)	(11,346)
Free cash flow	$34,853	$37,500	$103,927	$101,022

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31,	December 31,
($000)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$173,891	$159,576
Investments	123,686	99,012
Accounts receivable, net	89,537	86,812
Deferred tax asset, net	3,538	—
Income tax receivable	9,193	8,998
Other	13,891	13,163
Total current assets	413,736	367,561

Property and equipment, net	58,822	19,108
Investments in unconsolidated entities	20,404	19,855
Goodwill	187,242	128,141
Intangible assets, net	119,812	95,767
Deferred tax asset, net	—	15,658
Other assets	3,924	3,217
Total assets	$803,940	$649,307

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$30,071	$22,325
Accrued compensation	73,012	64,709
Deferred revenue	130,270	129,302
Deferred tax liability, net	—	557
Other	88	945
Total current liabilities	233,441	217,838

Accrued compensation	3,611	13,913
Deferred tax liability, net	7,531	—
Other long-term liabilities	23,825	9,253
Total liabilities	268,408	241,004
Total shareholders’ equity	535,532	408,303
Total liabilities and shareholders’ equity	$803,940	$649,307

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31				Year ended December 31
($000)	2008	2007	change		2008	2007	change

Revenue
Individual	$25,511	$25,402	0.4%		$107,630	$97,299	10.6%
Advisor	30,640	30,217	1.4%		127,598	115,739	10.2%
Institutional	65,074	64,578	0.8%		276,792	230,329	20.2%
Eliminations	(1,954)	(2,081)	(6.1%	)	(9,563)	(8,260)	15.8%
Consolidated revenue	$119,271	$118,116	1.0%		$502,457	$435,107	15.5%

Revenue— U.S.	$91,400	$92,022	(0.7%	)	$381,021	$345,427	10.3%
Revenue—International	$27,871	$26,094	6.8%		$121,436	$89,680	35.4%

Revenue—U.S. (percentage of consolidated revenue)	76.6%	77.9%	(1.3) pp		75.8%	79.4%	(3.6) pp
Revenue—International (percentage of consolidated revenue)	23.4%	22.1%	1.3 pp		24.2%	20.6%	3.6 pp

Operating income (loss)(1)
Individual	$6,719	$5,758	16.7%		$27,762	$23,738	17.0%
Advisor	8,471	8,111	4.4%		36,798	31,669	16.2%
Institutional	18,396	23,189	(20.7%	)	91,679	76,656	19.6%
Corporate items and eliminations	(4,898)	(3,722)	31.6%		(17,120)	(14,809)	15.6%
Consolidated operating income	$28,688	$33,336	(13.9%	)	$139,119	$117,254	18.6%

Operating margin(1)
Individual	26.3%	22.7%	3.6 pp		25.8%	24.4%	1.4 pp
Advisor	27.6%	26.8%	0.8 pp		28.8%	27.4%	1.4 pp
Institutional	28.3%	35.9%	(7.6) pp		33.1%	33.3%	(0.2) pp
Consolidated operating margin	24.1%	28.2%	(4.1) pp		27.7%	26.9%	0.8 pp

(1) Includes stock-based compensation expense allocated to each segment.

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2008	($000)	Revenue
Licensed Data (Institutional)	$78,329	15.6%
Investment Consulting (Institutional)	77,757	15.5%
Advisor Workstation (Advisor)	66,675	13.3%
Morningstar.com (Individual)	43,274	8.6%
Principia (Advisor)	27,791	5.5%

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2007	($000)	Revenue
Investment Consulting (Institutional)	$75,595	17.4%
Licensed Data (Institutional)	59,207	13.6%
Advisor Workstation (Advisor)	54,980	12.6%
Morningstar.com (Individual)	37,630	8.6%
Principia (Advisor)	28,760	6.6%

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of December 31
	2008	2007		% change
Our employees
Worldwide headcount (approximate)	2,375	1,720		38.1%
Number of U.S. stock analysts	102	96		6.3%
Number of worldwide stock analysts	128	112		14.3%
Number of U.S. fund analysts	28	27	(1)	3.7%
Number of worldwide fund analysts	75	59		27.1%

Our business
Morningstar.com Premium subscriptions	177,518	180,366		(1.6%	)
Registered users for Morningstar.com (U.S.)	5,692,194	5,275,276		7.9%
U.S. Advisor Workstation licenses	190,267	175,725		8.3%
Principia subscriptions	43,019	48,900		(12.0%	)
Morningstar Direct licenses	2,961	2,229		32.8%
Assets under management for Morningstar Managed Portfolios	$1.6 bil	$2.2 bil		(27.3%	)
Assets under management for managed retirement accounts	$11.0 bil	$13.7 bil		(19.7%	)
Morningstar Associates	$1.0 bil	$1.0 bil		0.0%
Ibbotson Associates	$10.0 bil	$12.7 bil		(21.3%	)
Assets under advisement for Investment Consulting	$66.2 bil	$97.5 bil		(32.1%	)
Morningstar Associates	$29.6 bil	$56.6 bil		(47.7%	)
Ibbotson Associates	$36.6 bil	$40.9 bil		(10.5%	)

(1) Revised

	Three months ended December 31		Year ended December 31
($000)	2008	2007	2008	2007
Effective income tax expense rate
Income before income taxes and equity in net income of unconsolidated entities	$28,650	$34,464	$142,974	$123,483
Equity in net income of unconsolidated entities	256	285	1,321	1,694
Total	$28,906	$34,749	$144,295	$125,177
Income tax expense	$9,636	$14,739	$51,763	$51,255
Effective income tax expense rate	33.3%	42.4%	35.9%	40.9%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended December 31				Year ended December 31
($000)	2008	2007	% change		2008	2007	% change

Consolidated revenue	$119,271	$118,116	1.0%		$502,457	$435,107	15.5%
Less: acquisitions	(6,419)	—	NMF		(27,125)	—	NMF
(Favorable) unfavorable impact of foreign currency	3,787	—	NMF		(1,850)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$116,639	$118,116	(1.3%	)	$473,482	$435,107	8.8%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended December 31			Year ended December 31
($000)	2008	2007	% change	2008	2007	% change

International revenue	$27,871	$26,094	6.8%	$121,436	$89,680	35.4%
Less: acquisitions	(3,945)	—	NMF	(19,426)	—	NMF
(Favorable) unfavorable impact of foreign currency	3,787	—	NMF	(1,850)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$27,713	$26,094	6.2%	$100,160	$89,680	11.7%

Revenue from Acquisitions

Morningstar includes an acquired operation as part of our revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	2008 Revenue from Acquisitions
Standard & Poor’s fund data business	January 1 through March 15, 2008
Hemscott data, media, and investor relations Web site businesses	January 9 through December 31, 2008
Financial Computer Support, Inc.	September 2 through December 31, 2008
Fundamental Data Limited	October 2 through December 31, 2008
10-K Wizard Technology, LLC	December 4 through December 31, 2008
Tenfore Systems Limited	December 17 through December 31, 2008
InvestData (Proprietary) Limited	December 29 through December 31, 2008